EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-88011, No. 333-62175 and No. 333-52747) and in
the Registration Statements on Form S-8 (No. 333-66347 and No. 333-20539) of Wild Oats Markets, Inc. of our report dated January 29, 1999 except as to the pooling of interests with Henry's Marketplace, Inc., which is as of September 27, 1999, and except as to the pooling of interests with Sun Harvest Farms, Inc., which is as of December 15, 1999, relating to the supplemental combined financial statements, which report appears in the Current Report on Form 8-K of Wild Oats Markets, Inc. dated February 28, 2000.



PricewaterhouseCoopers LLP
Denver, Colorado
February 28, 2000

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